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                  March 24, 2022

       Strauss Zelnick
       Chairman and Chief Executive Officer
       Take-Two Interactive Software, Inc.
       110 West 44th Street
       New York, New York, 10036

                                                        Re: Take-Two
Interactive Software, Inc.
                                                            Registration
Statement on Form S-4
                                                            Filed March 14,
2022
                                                            File No. 333-263511

       Dear Mr. Zelnick:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Matthew Crispino, Staff Attorney, at (202) 551-3456 or Joshua
       Shainess, Legal Branch Chief, at (202) 551-7951 with any questions.




                  Sincerely,


                  Division of Corporation Finance

                  Office of Technology